Exhibit 3.249

ARTICLES OF ORGANIZATION OF

BURLINGTON COAT FACTORY OF UTAH, LLC

Filed: 3/17/06

(Pursuant to Section 48-2c-403 of the Utah Limited Liability Company Act)

To the Division of Corporations

and Commercial Code

of the State of Utah

FIRST: The name of the limited liability company (the “company”) is Burlington Coat Factory of Utah, LLC

SECOND: The period of duration of the company is to be perpetual.

THIRD: The business purpose or purposes for which the company is formed are: to engage in any lawful act or activity for which a limited liability company may be organized under the Utah Limited Liability Company Act.

FOURTH: The street address and the name of the registered agent of the company at that address, as required by the provisions of Section 48-2c-302 of the Utah Limited Liability Company Act, are as follows: Corporation Service Company, Gateway Tower East, 10 East South Temple, Suite 900, Salt Lake City, Utah 84133.

FIFTH: The management of the company is reserved to the member. The name and the street address of the member of the company is:

NAME	STREET ADDRESS

Burlington Coat Factory Purchasing, Inc.	1830 Route 130
Burlington, New Jersey 0801 6

SIXTH: The Company shall keep at its designated office of 340 E. 1300 South, Orem, UT 84058, which records include, but are not limited to the following:

(1) A current list, in alphabetical order, of the names and current business street address of each Organizer who is not a member or manager.

(2) A copy of the stamped Articles of Organization and all certificates of amendment thereto.

(3) Copies of all tax returns and financial statements of the Company for the past 3 years. Copies of financial statements, if any, for the three most recent years, as well as a copy of the operating agreement.

SEVENTH: The director of the division is appointed the agent of the company for service of process if the agent has resigned, the agent’s authority has been revoked, or the agent cannot be found or served with the exercise of reasonable diligence.

EIGHTH: The aforesaid registered agent hereby acknowledges its appointment as such:

Corporation Service Company

/s/ Paul Tang
Paul C. Tang; Vice President of Member

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